TODD SHIPYARDS CORPORATION

2003 INCENTIVE STOCK COMPENSATION PLAN

The 2003 Incentive Stock Compensation Plan ("2003 ISP") of Todd Shipyards Corporation (the "Company") is established to encourage eligible employees of the Company to acquire Common Stock in the Company and to enabled selected non-employees providing services to the Company to share in ownership of the Company. It is believed that the 2003 ISP will (i) stimulate participants' efforts on the Company's behalf, (ii) tend to maintain and strengthen their desire to remain associated with the Company, (iii) be in the interest of the Company and its Stockholders, and (iv) encourage participants to have a personal financial investment in the Company through ownership of its Common Stock.

1. Administration

The 2003 ISP shall be administered by the Compensation Committee of the Board of Directors of Todd Shipyards Corporation (the "Committee"). The Committee is authorized, subject to the provisions of the 2003 ISP, to establish such rules and regulations as it deems necessary for the proper administration of the 2003 ISP, and to make such determinations and to take such action in connection therewith or in relation to the 2003 ISP as it deems necessary or advisable, consistent with the 2003 ISP.

2. Eligibility

Regular full-time employees of the Company and its subsidiaries, including officers, whether or not directors of the Company, shall be eligible to participate in the 2003 ISP ("Eligible Employees") if designated by the Committee. Directors of the Company who are not otherwise Eligible Employees and consultants to or regularly retained representatives of the Company may also receive awards as "Eligible Persons" under the 2003 ISP, but no such person shall be eligible to receive an award in the form of an "incentive stock option" as that term is used in the Internal Revenue Code of 1986, as amended. It is intended that awards will be made principally to those employees who are officers or key employees of the Company and to other persons who are in a position to have significant impact or achievement of the Company's long term objectives.

3. Incentives

Incentives under the ISP may be granted in any one or a combination of (i) Incentive Stock Options (or other statutory stock options); (ii) Nonqualified Stock Options; (iii) Performance Share Awards; and (iv) Restricted Stock Grants (collectively "Incentives"). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the ISP including without limitation, determinations of the Eligible Employees or Persons, the form, amount and timing of Incentives, the terms and provisions of Incentives, and the agreements evidencing Incentives, need not be uniform and may be made selectively among Eligible Employees or Persons who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees or Persons are similarly situated.

4. Shares Available for Incentives

(a) Shares Subject to Issuance or Transfer. There is hereby reserved for issuance under the 2003 ISP an aggregate of 250,000 shares of the Company's Common Stock ("Common Stock).

In the event of a lapse, expiration, termination or cancellation of any Incentive granted under the 2003 ISP without the issuance of shares or payment of cash, or if shares are issued under a Restricted Stock Grant hereunder and are reacquired by the Company pursuant to rights reserved upon the issuance thereof, the shares subject to or reserved for such Incentive may again be used for new Incentives hereunder; provided that in no event may the number of shares issued hereunder exceed the total number of shares reserved for issuance.

(b) Limitations on Individual Awards. In any given year, no Eligible Employee or Eligible Person may be granted Incentives covering more than five percent (5%) of the number of fully-diluted shares of the Company's Common Stock outstanding as of the first business day of the Company's fiscal year.

(c) Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by the ISP, in the number and kind of shares covered by Incentives granted, and, in the case of Stock Options, in the option price.

5. Stock Options

The Committee may grant options qualifying as Incentive Stock Options under the Internal Revenue Code of 1986, as amended or any successor code thereto (the "Code"), other statutory options under the Code, and Nonqualified Options (collectively "Stock Options"), and such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Option Price. The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 90% of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee; provided, however, that the option price per share with respect to each Incentive Stock Option shall not be less than 100% of the fair market value of the Common Stock on the date the Incentive Stock Option is granted, as determined by the Committee; and provided further that the option price per share with respect to any Incentive Stock Option granted to a person deemed to own more than ten percent (10%) of the Company's outstanding Common Stock shall not be less than 110% of the fair market value of the Common Stock on the date the Option is granted. During any period in which the Common Stock is listed for trading on a registered national securities exchange or on the NASDAQ National Market System, the fair market value shall be based on the average or closing price (or bid and asked prices, as appropriate) on the date of grant.

(b) Period of Option. The period of each Stock Option shall be fixed by the Committee, except that (i) every Incentive Stock Option granted shall be exercisable not more than ten (10) years after the date so granted, and (ii) no Incentive Stock Option granted to a person deemed to own more than ten percent (10%) of the Company's outstanding Common Stock shall be exercisable after the fifth anniversary of the date of grant of such Incentive Stock Option.

(c) Payment. The option price shall be payable at the time the Stock Option is exercised in cash or, at the discretion of the Committee, in whole or in part in the form of shares of Common Stock already owned by the grantee (based on the fair market value of the Common Stock on the date the option is exercised as determined by the Committee). No shares shall be issued until full payment therefor has been made. A grantee of a Stock Option shall have none of the rights of a stockholder until the shares are issued.

(d) Exercise of Option. The shares covered by a Stock Option may be purchased in such installments and on such exercise dates as the Committee may determine. Any shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the final expiration of the Stock Option. In no event (including those specified in paragraphs (e), (f ) and (g) of this section below) shall any Stock Option be exercisable after its specified expiration period.

(e) Termination of Employment. Upon the termination of a Stock Option grantee's employment (for any reason other than retirement, death or termination for deliberate, willful or gross misconduct), Stock Option privileges shall be limited to the shares which were immediately exercisable at the date of such termination and except as herein after provided, such privileges shall remain exercisable for not more than thirty days following the date of termination of employment or the stated expiration date of the Stock Option if earlier. The Committee, however, in its discretion may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Such Stock Option privileges shall expire unless exercised within such period of time after the date of such termination as may be established by the Committee either at the date such Stock Option is granted or subsequently. If a Stock Option grantee's employment is terminated for deliberate, willful or gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon receipt of the notice of such termination. In the case of options issued to Eligible Persons who are not employees of the Company, the term "employment" as used in this provision shall mean continued service of such Eligible Person in the capacity giving rise to the award.

(f) Retirement. Upon retirement of the Stock Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement and such privileges shall remain in force until the earlier of six months following the date of retirement or the stated expiration date of the Stock Option if earlier. The Committee, however, in its discretion, may provide at the time of grant that any Stock Options outstanding but not yet exercisable upon the retirement of the Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee.

(g) Death. Upon the death of a Stock Option grantee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of death and such privileges shall remain in force until the earlier of one year following the date of death or the stated expiration date of the Stock Option if earlier. The Committee, however, in its discretion, may provide at the time of grant that any Stock Options outstanding but not yet exercisable upon the death of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Such privileges shall expire unless exercised by legal representatives within a period of time as determined by the Committee but in no event later than the date of the expiration of the Stock option.

(h) Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, the Committee shall not, in the aggregate, grant an Eligible Employee, Incentive Stock Options that are first exercisable during any one calendar year to the extent that the aggregate fair market value of the Common Stock, at the time the Incentive Stock Options are granted, exceeds $100,000.

6. Performance Share Awards

The Committee may grant awards under which payment may be made in shares of Common Stock, cash or any combination of shares and cash if the performance of the Company or any subsidiary or division of the Company selected by the Committee during the Award Period meets certain goals established by the Committee ("Performance Share Awards"). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Award Period and Performance Goals. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made ("Award Period"). The Committee shall also establish performance objectives ("Performance Goals") to be met by the Company, subsidiary or division during the Award Period as a condition to payment of the Performance Share Award. The Performance Goals may include earnings per share, return on stockholder equity, return on assets, net income, or any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

(b) Payment of Performance Share Awards. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum-payment. The Performance Share Award shall be expressed in terms of shares of Common Stock and referred to as "Performance Shares". After the completion of an Award Period, the performance of the Company, subsidiary or division shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid. The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash. Any cash payment shall be based on the fair market value of Performance Shares on, or as soon as practicable prior to, the date of payment.

(c) Revision of Performance Goals. At any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company, subsidiary or division and which in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made. In the case of options issued to Eligible Persons who are not employees of the Company, the term "employment" as used in this provision shall mean continued service of such Eligible Person in the capacity giving rise to the award.

(d) Requirement of Employment. A grantee of a Performance Share Award must remain in the employment of the Company until the completion of the Award Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its sole discretion, provide for a partial payment where such an exception is deemed equitable.

(e) Dividends. The Committee may, in its discretion, at the time of the granting of a Performance Share Award, provide that any dividends declared on the Common Stock during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee

7. Restricted Stock Grants

The Committee may issue shares of Common Stock to a grantee which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe ("Restricted Stock Grant"):

(a) Requirement of Employment. A grantee of a Restricted Stock Grant must remain in the employment of the Company during a period designated by the Committee ("Restriction Period"). If the grantee leaves the employment of the Company prior to the end of the Restriction Period, the Restricted Stock Grant shall terminate and the shares of Common Stock shall be returned immediately to the Company, provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restriction Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable. In the case of options issued to Eligible Persons who are not employees of the Company, the term "employment" as used in this provision shall mean continued service of such Eligible Person in the capacity giving rise to the award.

(b) Restrictions on Transfer and Legend on Stock Certificates. During the Restriction Period, the grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Common Stock except to a successor under Section 9 hereof. Each certificate for shares of Common Stock issued hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.

(c) Escrow Agreement. The Committee may require the grantee to enter into an escrow agreement providing that the certificates representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

(d) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met. The grantee shall then be entitled to have the legend removed from the certificates.

(e) Dividends. The Committee shall, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restriction Period.

8. Discontinuance or Amendment of the Plan.

The Committee of Directors may discontinue the 2003 ISP at any time and may from time to time amend or revise the terms of the 2003 ISP as permitted by applicable statutes except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Committee amend the 2003 ISP without stockholder approval, where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. No Incentive shall be granted under the 2003 ISP after September 11, 2013 but Incentives granted theretofore may extend beyond that date.

9. Nontransferability

Each Incentive granted under the 2003 ISP shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Code, and with respect to Stock Options, shall be exercisable, during the grantee's lifetime, only by the grantee or the grantee's guardian or legal representative.

10. No Right of Employment of Association

Neither the 2003 ISP nor any Incentives granted hereunder shall confer upon any Eligible Employee the right to continued employment with the Company or affect in any way the right of the Company to terminate the employment of an Eligible Employee at any time and for any or no reason. Neither the 2003 ISP nor any Incentives granted hereunder shall confer upon any Eligible Person the right to continued association with the Company as a director or consultant or otherwise.

11. Taxes

The Company shall be entitled to withhold the amount of any tax attributable to any amount payable or shares deliverable under the 2003 ISP after giving the person entitled to receive such amount or shares notice as far in advance as practicable and may condition delivery of certificates evidencing shares awarded or purchased under the 2003 ISP upon receipt of funds to effect such withholding.

12. Listing and Registration of the Shares

Each option issued hereunder shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

13. Effective Date

The Plan shall be effective as of September 12, 2003 (the "Effective Date"); no Incentives may be awarded under the 2003 ISP prior to the Effective Date.